SUB-ITEM 77M
Mergers


Nuveen California AMT-Free Municipal Income Fund
811-21212




On June 6, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen California Premium Income Municipal Fund were transferred to the Nuveen California AMT-Free Municipal Income Fund.
The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on February 3, 2014, Accession No. 0001193125-14-033172, which materials are herein incorporated by reference.